Exhibit 10.1

AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Executive Employment Agreement is made and entered into as of September 26, 2024 (the “Effective Date”), by and between Simeon Salzman, an individual, (the “Executive”) and Gryphon Digital Mining, Inc. (the “Company”) (each individually, a “Party,” collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Executive Employment Agreement, dated June 19, 2023 (the “Employment Agreement”), pursuant to which the Executive agreed to serve as the Company’s Chief Financial Officer;

WHEREAS, in connection with the Executive’s contemplated departure from the Company, the Parties entered into a Letter Agreement on August 2, 2024 (the “Letter Agreement”), that superseded and replaced the Employment Agreement in its entirety, except as specifically set forth in the Letter Agreement, pursuant to which the Executive was to depart the Company on November 15, 2024;

WHEREAS, due to changes in the Company’s management and governance, the Parties desire to amend their contractual arrangements to (i) terminate the Letter Agreement, (ii) reinstate the Employment Agreement, and (iii) revise the Executive’s Base Salary and Restricted Period under the Employment Agreement;

WHEREAS, all capitalized terms used in this Amendment that are not defined in this Amendment shall have the same meaning as in the Employment Agreement, and all section references are to sections to the Employment Agreement; and

WHEREAS, the Executive desires to be employed by the Company on the terms and conditions in the Employment Agreement as amended by this Amendment, and the Company desires to employ the Executive on the terms and conditions in the Employment Agreement, as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, and good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree that: (i) the Letter Agreement is hereby canceled, and is null and void and of no legal effect, (ii) the Employment Agreement is hereby reinstated in full, on the same terms and conditions as originally existed (except as set forth herein), and (iii) the Employment Agreement is hereby amended as follows:

A.	Amendments To Employment Agreement.

1.	The first sentence of Section 4(a) of the Employment Agreement is hereby deleted and replaced in its entirety by the following language:

“Employee shall receive a base salary of Two Hundred Seventy-Five Thousand Dollars ($275,000) per annum, payable in regular and equal installments on a monthly basis.”

2.	The first sentence of Section 5(b) of Exhibit A to the Employment Agreement (titled “Non-Competition Agreement”) is hereby deleted and replaced in its entirety by the following language:

“Because of Employer Group’s legitimate business interests as described in this Agreement and the good and valuable consideration offered to Employee, the receipt and sufficiency of which is acknowledged, during the term of Employee’s employment and for the six (6) months thereafter, to run consecutively, beginning on the first day after the end of Employee’s employment with the Employer Group (the “Restricted Period”), Employee agrees and covenants not to engage in Prohibited Activity anywhere in the world (“Restricted Territory”).”

B.	No Other Amendments. Except as specifically set forth in this Amendment, there are no other amendments to the Employment Agreement, and the Employment Agreement shall remain unmodified and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to the Employment Agreement as of the date first set forth above.

Gryphon Digital Mining, Inc.

By:	/s/ Steve Gutterman
Name:	Steve Gutterman
Title:	Chief Executive Officer

Executive:

/s/ Simeon Salzman
Name:	Simeon Salzman